Exhibit 99.1

RGS Energy Reports Fourth Quarter and Full Year 2013 Results

Expanding Nationwide Footprint and Sales Capabilities Drive Record 29.7 Megawatts Deployed in 2013

LOUISVILLE, CO, March 25, 2014 – RGS Energy (NASDAQ: RGSE), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, reported results for the fourth quarter and year ended December 31, 2013. The company plans to file its Annual Report on Form 10-K in accordance with regulatory guidelines on or before March 31, 2014.

Q4 2013 Commercial Highlights

•	Completed largest installation to date, a 4.2 megawatt (MW) solar electric system in Massachusetts.

•	Deployed the largest project in Vermont to date, a 2.7 MW solar farm in Saint Albans, building on the company’s strong historical presence and success in the state.

•	Partnered with Green Lantern Capital, a Vermont based solar developer, to co-develop seven solar projects totaling 4.5 MWs.

Q4 2013 Residential Highlights

•	Q4 marked the highest level of residential installations with 780 installs representing $18.6 million in installed systems of 5.2 MW, despite persistent and unusually severe weather conditions. Residential installations increased by more than 50% for all of 2013 compared to 2012.

•	Continued to invest in back office systems and capabilities, as well as increase engineering and field resources, in preparation for anticipated growth in 2014.

Q4 & FY2013 Financial Highlights

•	Q4 net revenue up 12% to $29.9 million, full year 2013 up 9% to $101.3 million.

•	Q4 adjusted EBITDA loss improved to $2.2 million from $2.9 million in Q4 2012, and to $8.7 million for the full year 2013 from $14.1 million in 2012.

•	At December 31, 2013, the company’s cash totaled $12.5 million, up from $10.4 million at December 31, 2012.

Q4 2013 Financial Results

Net revenue for the fourth quarter of 2013 was $29.9 million, up 12% from $26.8 million in the same year-ago quarter. The improvement reflects an increase in total solar systems constructed to 8.8 megawatts in the fourth quarter of 2013 compared to 7.6 megawatts in the fourth quarter of 2012. The increase was achieved despite harsh weather which negatively impacted the company’s anticipated installations in both commercial and residential markets.

Gross profit was $5.7 million or 19.0% of net revenue in the fourth quarter of 2013, compared to $5.5 million or 20.5% of net revenue in the same quarter last year. The decline in gross profit percentage reflects, in part, the negative effect on labor efficiency caused by inclement weather conditions.

Total expenses were $10.1 million for the fourth quarter of 2013. Excluding non-cash expenses (stock option compensation, depreciation and charges related to early extinguishment of debt) and costs incurred related to acquisitions, operating expenses were $7.9 million in the fourth quarter of 2013, as compared to $8.5 million in the same quarter last year. Operating expenses were 26.4% of revenue for the fourth quarter of 2013, compared to 31.5% in the same quarter last year. The decrease reflects the company’s ongoing focus on cost control.

Net loss for the fourth quarter of 2013 improved to $2.5 million or $(0.08) per share, compared to a net loss of $3.8 million or $(0.14) per share in the same quarter last year.

Adjusted EBITDA was a loss of $2.2 million in the fourth quarter of 2013 versus a loss of $2.9 million in the fourth quarter of 2012. See “About Presentation of Adjusted EBITDA” below for the definition of adjusted EBITDA, a non-GAAP financial metric.

Full Year 2013 Financial Results

Net revenue was $101.3 million, up 9% compared to $92.9 million in 2012. The increase in revenue reflects an increase in solar systems constructed to a record 29.7 megawatts in 2013 from 26.6 megawatts in 2012.

Gross profit was $22.3 million or 22.0% of net revenue, compared to $23.0 million or 24.8% of net revenue in 2012. The decline in gross profit reflects competitive pricing pressure as well as the adverse impact of inclement weather on labor utilization efficiency.

Operating expenses, excluding non-cash charges and acquisition related costs were $31.0 million, compared to $36.9 million in 2012. The decrease in operating expenses reflects the company’s continuing efforts to increase operating efficiency and lower customer acquisition costs.

Net loss in 2013 improved to $11.3 million or $(0.38) per share, compared to a loss of $47.2 million or $(1.77) per share in 2012. The year-ago period included goodwill and other asset impairments of $22 million and a $9.3 million increase in the provision for income taxes, which reflects the establishment of a valuation allowance for net deferred tax assets.

Adjusted EBITDA was a loss of $8.7 million in 2013 versus a loss of $14.1 million in 2012.

Cash totaled $12.5 million at December 31, 2013, compared to $10.4 million at December 31, 2012. Working capital increased $13.0 million year over year. The increase in cash and working capital are primarily attributable to the sale of shares and warrants in November 2013, which raised net proceeds of $18.4 million. At December 31, 2013 there were no borrowings outstanding under the $6.5 million revolving line of credit with Silicon Valley Bank. Subsequent to the end of 2013, the Mercury acquisition added approximately $10 million in cash.

Management Commentary

“2013 was a successful and pivotal year for RGS Energy on a number of fronts,” said RGS Energy CEO Kam Mofid. “Our focus on revenue growth in conjunction with driving productivity and operational efficiency yielded double digit growth in megawatts deployed and a nearly 20% decrease in operating expenses. Net loss and cash flow, as measured by adjusted EBITDA, both significantly improved. In addition, two strategic acquisitions, one closed subsequent to year end, expanded our depth and breadth in both the residential and commercial solar markets.

“Our improved operational performance allowed us to raise additional capital during 2013. As a result we finished the year with a significantly strengthened balance sheet, enabling an increased investment in our sales and marketing capabilities. The increased availability of investment capital also allowed us to expand our partner-provided customer finance offerings and to initiate development of our own in-house offerings. We believe that these efforts position us to participate more effectively in the growth of both the residential and commercial solar markets in 2014 and 2015.

“Our recently formed joint venture, RGS Energy Asset Management, provides us the option to participate in the ownership of commercial solar assets. The joint venture requires minimal initial capital, and provides an avenue to larger project ownership if we determine that returns on capital are attractive. The joint venture also allows us to increase the rate of conversion in our commercial business through a more seamless project origination and financing process.

“During the fourth quarter we initiated development efforts to expand our suite of residential customer finance options. These efforts are reflected in two recent announcements. The first, a program with Solar Mosaic, is expected to allow us to offer a type of crowd sourced loan product to homeowners. The second represents our expected development of an in-house lease offering for our residential customers.

“We have already made significant progress and our recent key hire is part of our larger 2014 investment strategy which will allow us to participate in the long-term ownership value of residential solar systems. RGS Energy’s suite of financial services, currently delivered by various third-party partners, provides a range of options with compelling economics for our residential solar customers. We expect the development of an in-house lease program and expanded financing capabilities to support a strong foundation for growth in 2014.”

Outlook

RGS Energy does not plan to currently provide financial guidance. However, RGS Energy expects total deployments of solar energy systems in 2014 to increase to a range of 50-55 megawatts, compared to 35 megawatts in 2013 (which includes pro-forma 2013 results reflecting the addition of the company’s recently closed Mercury acquisition).

Normal seasonal variance in revenue, the continued impact of inclement weather in first quarter of 2014, as well as continued investments in sales, marketing and in-house leasing capabilities is expected to affect results in the near term.

Conference Call and Webcast

RGS Energy will hold a conference call to discuss its fourth quarter and full year 2013 financial results on Tuesday, March 25, 2014 at 4:30 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Tuesday, March 25, 2014

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Dial-In number: 1-877-941-1427

International: 1-480-629-9664

Conference ID: 4672949

Webcast: http://public.viavid.com/index.php?id=108201

The conference call will be webcast live and available for replay via the investor relations section of the company’s website at RGSEnergy.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through April 1, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4672949

About RGS Energy

RGS Energy (NASDAQ: RGSE) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the company has installed more than 19,000 solar power systems representing well over 170 megawatts of 100% clean renewable energy. RGS Energy makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power players, the company has 17 offices across the West and the Northeast. For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.”

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While RGS Energy believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, RGS Energy’s ability to successfully develop and manage an in-house residential leasing program, introduction of new products and services, completion and integration of acquisitions, possibility of negative impact from weather conditions, possibility of negative economic conditions and other risks and uncertainties included in RGS Energy’s filings with the Securities and Exchange Commission. RGS Energy assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com

About Presentation of Adjusted EBITDA

Beginning with the reporting of results for the third quarter of 2013, the company began to report the measures of adjusted EBITDA. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as income or loss from operations before interest, depreciation, taxes, non-cash stock-based compensation and the one-time charges (acquisition costs and other one-time charges as included in the table below). Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it is an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Real Goods Solar Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

Reconciliation of Adjusted EBITDA to Operating Loss

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Loss from operations	$(4,363)	$(3,321)	$(12,339)	$(37,696)
Depreciation and amortization	357	336	1,019	1,196
Non-cash share-based compensation	85	69	368	349
Acquisition costs and other one-time charges
Acquisition and integration costs	1,454	—	2,010	—
Non-operating loss on early repayment of debt	245		245
Impairment of goodwill and other intangible assets	—	—	—	22,012

Adjusted EBITDA	$(2,222)	$(2,916)	$(8,697)	$(14,139)

REAL GOODS SOLAR, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash	$12,449	$10,390
Accounts receivable, net	11,926	13,902
Costs in excess of billings on uncompleted contracts	4,556	5,288
Inventory, net	6,715	5,711
Deferred costs on uncompleted contracts	1,421	896
Receivable and deferred tax assets	179	200
Other current assets	1,091	1,930

Total current assets	38,337	38,317
Property and equipment, net	3,159	3,991
Intangible assets	1,400	—
Goodwill	872	—

Total assets	$43,768	$42,308

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$6,498
Accounts payable	14,059	15,951
Accrued liabilities	3,611	5,156
Billings in excess of costs on uncompleted contracts	395	2,975
Term loan	2,000	—
Related party debt	4,150	6,850
Other current liabilities	787	510

Total current liabilities	25,002	37,940
Accrued liabilities	446	443
Common stock warrant liability	15,071	—

Total liabilities	40,519	38,383

Commitments and contingencies
Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 36,415,839 and 26,693,696 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	4	3
Additional paid-in capital	92,808	82,185
Accumulated deficit	(89,563)	(78,263)

Total shareholders’ equity	3,249	3,925

Total liabilities and shareholders’ equity	$43,768	$42,308

REAL GOODS SOLAR, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands, except per share data)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net revenue	$29,900	$26,829	$101,342	$92,891
Cost of goods sold	24,211	21,281	79,032	69,859

Gross profit	5,689	5,548	22,310	23,032

Expenses:
Selling and operating	6,751	6,367	25,667	29,807
General and administrative	1,846	2,502	6,972	8,909
Acquisition and other costs	1,454	—	2,010	—
Goodwill and other asset impairments	—	—	—	22,012

Total expenses	10,051	8,869	34,649	60,728

Loss from operations	(4,362)	(3,321)	(12,340)	(37,696)
Interest and other income (expense)	1,900	(494)	1,098	(790)

Loss before income taxes	(2,462)	(3,815)	(11,242)	(38,486)
Income tax expense (benefit)	42	—	58	8,720

Net loss	$(2,504)	$(3,815)	$(11,300)	$(47,206)

Net loss per share:
Basic	$(0.08)	$(0.14)	$(0.38)	$(1.77)

Diluted	$(0.08)	$(0.14)	$(0.38)	$(1.77)

Weighted-average shares outstanding:
Basic	33,077	26,694	29,846	26,673

Diluted	33,077	26,694	29,846	26,673